EXHIBIT 99.1

Wednesday, July 24, 2024

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for Second Quarter and First Six Months

Toano, Va., July 24, 2024—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $5.0 million for the second quarter of 2024, compared to $6.4 million for the second quarter of 2023. The Corporation reported consolidated net income of $8.5 million for the first six months of 2024, compared to $12.9 million for the first six months of 2023. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended		For the Six Months Ended
Consolidated Financial Highlights (unaudited)	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Consolidated net income (000's)	$5,034	$6,384	$8,469	$12,881

Earnings per share - basic and diluted	$1.50	$1.84	$2.50	$3.70

Annualized return on average equity	9.31%	12.51%	7.82%	12.69%
Annualized return on average tangible common equity[1]	10.72%	14.43%	9.01%	14.68%
Annualized return on average assets	0.82%	1.06%	0.69%	1.08%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“We are pleased with the increase in earnings for the second quarter compared to the first quarter of this year,” commented Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Our cost of deposits has continued to increase, however, our net interest margin increased slightly as well when compared to the first quarter of 2024. The community banking segment continues to show strong loan and deposit growth. Higher costs of borrowings persist at the consumer finance segment, which is also seeing net charge-offs return to levels similar to those pre-pandemic. The mortgage banking segment continues to weather the higher interest rate environment and remains profitable. Despite the challenging interest rate environment, asset quality, liquidity and capital remain strong.”

Key highlights for the second quarter and first six months of 2024 are as follows.

●	Community banking segment loans grew $113.2 million, or 17.8 percent annualized, and $174.9 million, or 14.4 percent, compared to December 31, 2023 and June 30, 2023, respectively;
●	Consumer finance segment loans grew $9.8 million, or 4.2 percent annualized, and $3.3 million, or less than one percent, compared to December 31, 2023 and June 30, 2023, respectively;
●	Deposits increased $39.9 million, or 3.9 percent annualized, and $108.6 million, or 5.4 percent, compared to December 31, 2023 and June 30, 2023, respectively;
●	Consolidated annualized net interest margin was 4.12 percent for the second quarter of 2024 compared to 4.29 percent for the second quarter of 2023 and 4.09 percent in the first quarter of 2024;
●	The consumer finance segment recorded provision for credit losses of $2.1 million and $1.1 million for the second quarters of 2024 and 2023, respectively, and recorded provision for credit losses of $5.1 million and $2.7 million for the first six months of 2024 and 2023, respectively;

●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.21 percent of average total loans for the first six months of 2024 compared to 1.63 percent for the first six months of 2023 and an annualized rate of 1.88 percent for the second quarter of 2024 compared to 2.54 percent for the first quarter of 2024;
●	Mortgage banking segment loan originations were $146.0 million for the second quarter of 2024, a decrease of $9.1 million, or 5.9 percent, and an increase of $51.7 million, or 54.8 percent, compared to the second quarter of 2023 and the first quarter of 2024, respectively.

Community Banking Segment.  The community banking segment reported net income of $4.6 million and $8.6 million for the second quarter and first six months of 2024, respectively, compared to $5.6 million and $12.1 million for the same periods in 2023. The decreases in community banking segment net income were due primarily to:

●	higher interest expense due primarily to higher rates on deposits and higher balances of interest-bearing deposits, offset by lower balances of borrowings;
●	higher salaries and employee benefits expense, which have generally increased in line with market conditions; and
●	higher data processing and consulting costs related to investments in operational technology to improve resilience, efficiency and customer experience;

partially offset by:

●	higher interest income resulting from the effects of rising interest rates on asset yields and higher average balances of loans, offset in part by lower average balances of securities; and
●	decreases in certain administrative expenses.

Average loans increased $158.6 million, or 13.2 percent, for the second quarter of 2024 and increased $144.2 million, or 12.2 percent, for the first six months of 2024, compared to the same periods in 2023, due primarily to growth in the commercial real estate, construction, and residential mortgage segments of the loan portfolio. Average deposits increased $95.1 million, or 4.8 percent, for the second quarter of 2024 and increased $83.7 million, or 4.2 percent, for the first six months of 2024, compared to the same periods in 2023, due primarily to higher balance of time deposits, partially offset by decreases in savings and interest-bearing demand deposits and noninterest-bearing demand deposits.

Average loan yields and average costs of interest-bearing deposits were higher for the second quarter and first six months of 2024, compared to the same periods of 2023, due primarily to the effects of the higher interest rate environment.

The community banking segment’s nonaccrual loans were $1.1 million at June 30, 2024 compared to $406,000 at December 31, 2023. The community banking segment recorded provision for credit losses of $450,000 and $950,000 for the second quarter and first six months of 2024, respectively, compared to $600,000 and $1.1 million for the second quarter and first six months of 2023, respectively. At June 30, 2024, the allowance for credit losses increased to $16.9 million, compared to $16.1 million at December 31, 2023. The allowance for credit losses as a percentage of total loans decreased to 1.22 percent at June 30, 2024 from 1.26 percent at December 31, 2023. The increases in provision and allowance for credit losses are due primarily to growth in the loan portfolio. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $376,000 and $670,000 for the second quarter and first six months of 2024, respectively, compared to $346,000 and $573,000 for same periods in 2023. The increases in mortgage banking segment net income were due primarily to:

●	lower variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, as well as mortgage banking loan processing expenses and data processing expenses; and
●	lower salaries and employee benefits, occupancy expense and other expenses due to an effort to reduce overhead costs as mortgage loan origination volume has decreased;

partially offset by:

●	lower gains on sales of loans due to margin compression and lower volume of mortgage loan originations.

The sustained elevated level of mortgage interest rates, combined with higher home prices and lower levels of inventory, has led to a substantial decline in mortgage loan originations for the mortgage industry during 2024 and 2023. Mortgage loan originations for the mortgage banking segment were $146.0 million for the second quarter of 2024, comprised of $11.7 million refinancings and $134.3 million home purchases, compared to $155.1 million, comprised of $14.4 million refinancings and $140.7 million home purchases, for same period in 2023. Mortgage loan originations for the mortgage banking segment were $240.4 million for the first six months of 2024, comprised of $19.3 million refinancings and $221.1 million home purchases, compared to $270.9 million, comprised of $28.3 million refinancings and $242.6 million home purchases, for the same period in 2023. Mortgage loan originations in the second quarter of 2024 increased $51.7 million compared to the first quarter of 2024 due in part to normal industry seasonal fluctuations.

During the second quarter and first six months of 2024, the mortgage banking segment recorded a reversal of provision for indemnification losses of $135,000 and $275,000, respectively, compared to a reversal of provision for indemnification losses of $235,000 in both the same periods of 2023. The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic. The release of indemnification reserves in 2024 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance, lower volume of mortgage loan originations in recent years and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $894,000 and $831,000 for the second quarter and first six months of 2024, respectively, compared to net income of $1.1 million and $1.6 million for the same periods in 2023. The decreases in consumer finance segment net income were due primarily to:

●	higher provision for credit losses due primarily to increased net charge-offs and loan growth; and
●	higher interest expense on variable rate borrowings from the community banking segment as a result of increased interest rates;

partially offset by:

●	higher interest income resulting from the effects of rising interest rates on loan yields;
●	lower loan recovery expense related to growth in loans with stronger credit quality and efficiency initiatives within the collections department; and
●	lower salaries and employee benefits expense due to an effort to reduce overhead costs.

Average loans increased $2.1 million, or less than one percent, for the second quarter of 2024 and increased $355,000, or less than one percent, for the first six months of 2024, compared to the same periods in 2023. The consumer finance segment experienced net charge-offs at an annualized rate of 2.21 percent of average total loans for the first six months of 2024, compared to 1.63 percent for the first six months of 2023, due primarily to an increase in the number of delinquent loans and repossessions and a higher average charge-off per unit as a result of a decline in wholesale values of used automobiles. At June 30, 2024, total delinquent loans as a percentage of total loans was 3.51 percent, compared to 4.09 percent at December 31, 2023 and 2.88 percent at June 30, 2023. Total delinquent loans as a percentage of total loans increased from 2.78 percent at March 31, 2024 primarily due to seasonal payment trends within the portfolio. Delinquency and loss rates have generally returned to pre-pandemic levels due to the passage of time since the expiration of stimulus and enhanced unemployment benefits that benefitted borrowers.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. A significant reliance on deferrals as a means of managing collections may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the portfolio. The average amounts deferred on a monthly basis during the second quarter and first six months of 2024 were 1.58 percent and 1.60 percent of average automobile loans outstanding compared to 1.70 percent and 1.65 percent during the same periods during 2023. The allowance for credit losses was $23.4 million at June 30, 2024 and $23.6 million at December 31, 2023. The allowance for credit losses as a percentage of total loans decreased to 4.90 percent at June 30, 2024 from 5.03 percent at December 31, 2023, primarily as a result of growth in loans with stronger credit quality while balances of loans with lower credit quality declined. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of June 30, 2024, the Corporation’s uninsured deposits were approximately $592.2 million, or 28.1 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $445.2 million, or 21.1 percent of total deposits as of June 30, 2024. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $272.9 million and borrowing availability was $594.2 million as of June 30, 2024, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $421.9 million as of June 30, 2024.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Total borrowings increased to $118.8 million at June 30, 2024 from $109.5 million at December 31, 2023 due primarily to higher borrowings from the FHLB. Borrowings decreased $56.8 million from $175.6 million at June 30, 2023.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends.  The Corporation declared a quarterly cash dividend for the second quarter of 2024 of $0.44 per share, which was paid on July 1, 2024. This dividend represents a payout ratio of 29.3 percent of earnings per share for the second quarter of 2024.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $1.6 million at June 30, 2024, compared to December 31, 2023, due primarily to net income, partially offset by share repurchases and dividends paid on the Corporation’s common stock. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of rising market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale increased to $25.4 million at June 30, 2024 compared to $25.0 million at December 31, 2023 due primarily to fluctuations in debt security market interest rates.

As of June 30, 2024, the most recent notification from the FDIC categorized the C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at June 30, 2024, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at June 30, 2024. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses became realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

In December 2023, the Board of Directors authorized a program, effective January 1, 2024, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2024. During the second quarter of 2024, the Corporation repurchased 79,420 shares, or $3.5 million, of its common stock under this share repurchase program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $52.60 per share on July 23, 2024.  At June 30, 2024, the book value per share of the Corporation was $66.32 and the tangible book value per share was $58.28.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted return on average equity, adjusted return on average assets, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future interest rates and conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected trends in yields on loans, expected future recovery of investments in debt securities, future dividend payments, deposit trends, charge-offs and delinquencies, changes in cost of funds and net interest margin and items affecting net interest margin, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, market interest rates and housing inventory and resulting effects in mortgage loan origination volume, sources of liquidity, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, increases in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth
●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and in the Middle East) or other major events, or the prospect of these events
●	average loan yields and average costs of interest-bearing deposits
●	financial services industry conditions, including bank failures or concerns involving liquidity
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market area
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the non-prime automobile finance markets and marine and recreational vehicle finance markets
●	services provided by, or the level of the Corporation’s reliance upon third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansions and consolidations plans
●	cyber threats, attacks or events
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections by the Corporation thereunder

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	6/30/2024	12/31/2023	6/30/2023
Interest-bearing deposits in other banks	$28,433	$58,777	$42,068
Investment securities - available for sale, at fair value	404,758	462,444	490,884
Loans held for sale, at fair value	33,716	14,176	36,317
Loans, net:
Community Banking segment	1,369,912	1,257,557	1,196,621
Consumer Finance segment	454,921	444,931	449,841
Total assets	2,492,100	2,438,498	2,419,455
Deposits	2,106,062	2,066,130	1,997,471
Repurchase agreements	25,047	30,705	29,680
Other borrowings	93,753	78,834	145,904
Total equity	219,099	217,516	202,528

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Interest income	$34,312	$30,738	$67,020	$60,043
Interest expense	10,484	6,393	20,034	10,740
Provision for credit losses:
Community Banking segment	450	600	950	1,050
Consumer Finance segment	2,100	1,100	5,100	2,700
Noninterest income:
Gains on sales of loans	1,701	1,916	2,989	3,710
Other	5,623	5,847	11,827	11,496
Noninterest expenses:
Salaries and employee benefits	13,452	14,022	27,704	27,920
Other	8,921	8,469	17,819	16,972
Income tax expense	1,195	1,533	1,760	2,986
Net income	5,034	6,384	8,469	12,881

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	31,460	27,469	61,096	53,576
Interest income on securities-FTE	2,977	3,223	6,075	6,455
Total interest income-FTE	34,600	30,973	67,593	60,488
Net interest income-FTE	24,116	24,580	47,559	49,748

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	6/30/2024			6/30/2023
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$337,050	$1,857	2.20%	$447,906	$2,359	2.11%
Tax-exempt	119,626	1,120	3.75	104,488	864	3.31
Total securities	456,676	2,977	2.61	552,394	3,223	2.33
Loans:
Community banking segment	1,359,703	18,543	5.48	1,201,145	15,186	5.07
Mortgage banking segment	34,240	533	6.26	30,734	499	6.51
Consumer finance segment	478,296	12,384	10.41	476,203	11,784	9.93
Total loans	1,872,239	31,460	6.76	1,708,082	27,469	6.45
Interest-bearing deposits in other banks	23,239	163	2.82	34,661	281	3.25
Total earning assets	2,352,154	34,600	5.91	2,295,137	30,973	5.41
Allowance for credit losses	(40,837)			(41,519)
Total non-earning assets	153,002			146,459
Total assets	$2,464,319			$2,400,077

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$321,070	476	0.60	$351,743	490	0.56
Money market deposit accounts	293,113	1,043	1.43	318,541	747	0.94
Savings accounts	181,500	31	0.07	212,602	28	0.05
Certificates of deposit	751,973	7,700	4.12	520,470	3,311	2.55
Total interest-bearing deposits	1,547,656	9,250	2.40	1,403,356	4,576	1.31
Borrowings:
Repurchase agreements	25,113	97	1.55	31,507	97	1.23
Other borrowings	100,633	1,137	4.52	141,098	1,720	4.88
Total borrowings	125,746	1,234	3.93	172,605	1,817	4.21
Total interest-bearing liabilities	1,673,402	10,484	2.52	1,575,961	6,393	1.63
Noninterest-bearing demand deposits	529,608			578,784
Other liabilities	45,023			41,242
Total liabilities	2,248,033			2,195,987
Equity	216,286			204,090
Total liabilities and equity	$2,464,319			$2,400,077
Net interest income		$24,116			$24,580
Interest rate spread			3.39%			3.78%
Interest expense to average earning assets			1.79%			1.12%
Net interest margin			4.12%			4.29%

	For the Six Months Ended
	6/30/2024			6/30/2023
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$351,146	$3,837	2.19%	$455,014	$4,810	2.11%
Tax-exempt	120,274	2,238	3.72	101,686	1,645	3.24
Total securities	471,420	6,075	2.58	556,700	6,455	2.32
Loans:
Community banking segment	1,330,981	35,874	5.42	1,186,734	29,488	5.01
Mortgage banking segment	25,970	814	6.30	24,936	795	6.43
Consumer finance segment	476,072	24,408	10.31	475,717	23,293	9.87
Total loans	1,833,023	61,096	6.70	1,687,387	53,576	6.40
Interest-bearing deposits in other banks	25,828	422	3.29	30,310	457	3.04
Total earning assets	2,330,271	67,593	5.83	2,274,397	60,488	5.36
Allowance for loan losses	(40,565)			(41,283)
Total non-earning assets	154,902			150,703
Total assets	$2,444,608			$2,383,817

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$328,320	1,029	0.63	$368,028	1,073	0.59
Money market deposit accounts	295,999	2,073	1.41	333,449	1,339	0.81
Savings accounts	183,630	62	0.07	218,971	62	0.06
Certificates of deposit	728,570	14,616	4.03	477,872	5,131	2.17
Total interest-bearing deposits	1,536,519	17,780	2.33	1,398,320	7,605	1.10
Borrowings:
Repurchase agreements	26,555	208	1.57	33,373	178	1.07
Other borrowings	89,539	2,046	4.57	123,358	2,957	4.79
Total borrowings	116,094	2,254	3.88	156,731	3,135	4.00
Total interest-bearing liabilities	1,652,613	20,034	2.44	1,555,051	10,740	1.39
Noninterest-bearing demand deposits	530,747			585,211
Other liabilities	44,573			40,576
Total liabilities	2,227,933			2,180,838
Equity	216,675			202,979
Total liabilities and equity	$2,444,608			$2,383,817
Net interest income		$47,559			$49,748
Interest rate spread			3.39%			3.97%
Interest expense to average earning assets			1.73%			0.95%
Net interest margin			4.10%			4.41%

	6/30/2024
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$75,000	$2	$74,998
Borrowings from FHLB	250,542	40,000	210,542
Borrowings from Federal Reserve Bank	308,679	—	308,679
Total	$634,221	$40,002	$594,219

Asset Quality	6/30/2024	12/31/2023
Community Banking
Total loans	$1,386,832	$1,273,629
Nonaccrual loans	$1,098	$406

Allowance for credit losses (ACL)	$16,920	$16,072
Nonaccrual loans to total loans	0.08%	0.03%
ACL to total loans	1.22%	1.26%
ACL to nonaccrual loans	1,540.98%	3,958.62%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%

Consumer Finance
Total loans	$478,344	$468,510
Nonaccrual loans	$802	$892
Repossessed assets	$445	$646
ACL	$23,423	$23,579
Nonaccrual loans to total loans	0.17%	0.19%
ACL to total loans	4.90%	5.03%
ACL to nonaccrual loans	2,920.57%	2,643.39%
Annualized year-to-date net charge-offs to average loans	2.21%	1.99%

	For The		For The
	Quarter Ended		Six Months Ended
Other Performance Data	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Net Income (Loss):
Community Banking	$4,571	$5,639	$8,583	$12,057
Mortgage Banking	376	346	670	573
Consumer Finance	894	1,070	831	1,579
Other[1]	(807)	(671)	(1,615)	(1,328)
Total	$5,034	$6,384	$8,469	$12,881

Net income attributable to C&F Financial Corporation	$5,007	$6,306	$8,408	$12,747

Earnings per share - basic and diluted	$1.50	$1.84	$2.50	$3.70
Weighted average shares outstanding - basic and diluted	3,343,192	3,424,820	3,357,063	3,444,746

Annualized return on average assets	0.82%	1.06%	0.69%	1.08%
Annualized return on average equity	9.31%	12.51%	7.82%	12.69%
Annualized return on average tangible common equity[2]	10.72%	14.43%	9.01%	14.68%
Dividends declared per share	$0.44	$0.44	$0.88	$0.88

Mortgage loan originations - Mortgage Banking	$146,010	$155,086	$240,356	$270,901
Mortgage loans sold - Mortgage Banking	135,227	145,224	221,306	249,251

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	6/30/2024	12/31/2023
Market value per share	$48.20	$68.19
Book value per share	$66.32	$64.28
Price to book value ratio	0.73	1.06
Tangible book value per share[1]	$58.28	$56.40
Price to tangible book value ratio[1]	0.83	1.21
Price to earnings ratio (ttm)	8.43	9.87

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	6/30/2024	12/31/2023	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	14.1%	14.8%	8.0%
Tier 1 risk-based capital ratio	11.8%	12.6%	6.0%
Common equity tier 1 capital ratio	10.6%	11.3%	4.5%
Tier 1 leverage ratio	10.0%	10.1%	4.0%

C&F Bank[2]
Total risk-based capital ratio	13.5%	14.1%	8.0%
Tier 1 risk-based capital ratio	12.2%	12.9%	6.0%
Common equity tier 1 capital ratio	12.2%	12.9%	4.5%
Tier 1 leverage ratio	10.2%	10.3%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at June 30, 2024 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2023 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Six Months Ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$216,286	$204,090	$216,675	$202,979
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,301)	(1,569)	(1,333)	(1,604)
Average noncontrolling interest	(602)	(623)	(656)	(706)
Average tangible common equity	$189,192	$176,707	$189,495	$175,478

Net income	$5,034	$6,384	$8,469	$12,881
Amortization of intangibles	65	68	130	136
Net income attributable to noncontrolling interest	(27)	(78)	(61)	(134)
Net tangible income attributable to C&F Financial Corporation	$5,072	$6,374	$8,538	$12,883

Annualized return on average equity, as reported	9.31%	12.51%	7.82%	12.69%
Annualized return on average tangible common equity	10.72%	14.43%	9.01%	14.68%

	For The Quarter Ended		For The Six Months Ended
(Dollars in thousands except for per share data)	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$31,407	$27,416	$60,993	$53,476
FTE adjustment	53	53	103	100
FTE interest income on loans	$31,460	$27,469	$61,096	$53,576

Interest income on securities	$2,742	$3,041	$5,605	$6,110
FTE adjustment	235	182	470	345
FTE interest income on securities	$2,977	$3,223	$6,075	$6,455

Total interest income	$34,312	$30,738	$67,020	$60,043
FTE adjustment	288	235	573	445
FTE interest income	$34,600	$30,973	$67,593	$60,488

Net interest income	$23,828	$24,345	$46,986	$49,303
FTE adjustment	288	235	573	445
FTE net interest income	$24,116	$24,580	$47,559	$49,748

____________________

1	Assuming a tax rate of 21%.

	6/30/2024	12/31/2023
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$218,463	$216,878
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,277)	(1,407)
Tangible equity attributable to C&F Financial Corporation	$191,995	$190,280

Shares outstanding	3,293,909	3,374,098

Book value per share	$66.32	$64.28
Tangible book value per share	$58.28	$56.40